                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                             THE CHUBB CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                             Chubb Corporation Logo

                             THE CHUBB CORPORATION

      15 MOUNTAIN VIEW ROAD, P.O. BOX 1615, WARREN, NEW JERSEY 07061-1615

                               ------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     The Annual Meeting of Shareholders of The Chubb Corporation will be held at 15 Mountain View Road, Warren, New Jersey on April 27, 1999 at 11:00 A.M., local time, for the following purposes:

          1. To elect 15 Directors to serve until the next Annual Meeting of Shareholders and until their respective successors are elected and shall qualify.

          2.  To approve the selection of independent auditors for the year
     1999.

          3. To act on a Shareholder Proposal that all future stock option grants to senior executives shall be performance-based.

          4. To act on a Shareholder Proposal to amend the Corporation's By-Laws with respect to the Corporation's Rights Plan.

          5. To transact such other business as may properly be brought before the meeting and any adjournment thereof.

     Shareholders of record at the close of business on March 8, 1999 will be entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

                      By order of the Board of Directors,

                                            HENRY G. GULICK
                                                 Vice President and Secretary
Dated:  March 24, 1999

--------------------------------------------------------------------------------

     TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE FILL IN, SIGN, DATE AND RETURN THE PROXY SUBMITTED HEREWITH, IN THE ENCLOSED ADDRESSED ENVELOPE. THE GIVING OF SUCH PROXY WILL NOT AFFECT YOUR RIGHT TO REVOKE SUCH PROXY BY APPROPRIATE WRITTEN NOTICE OR TO VOTE IN PERSON SHOULD YOU LATER DECIDE TO ATTEND THE MEETING.

                             CHUBB CORPORATION LOGO

                             THE CHUBB CORPORATION

      15 MOUNTAIN VIEW ROAD, P.O. BOX 1615, WARREN, NEW JERSEY 07061-1615

                               ------------------

                                PROXY STATEMENT
                               ------------------

                                                                  March 24, 1999

     The Proxy accompanying this Proxy Statement is solicited by the Board of Directors of The Chubb Corporation to be voted at the Annual Meeting of Shareholders on April 27, 1999 and at any adjournment thereof. The Proxy may be revoked by appropriate written notice at any time before it is exercised. See "Voting, Solicitation of Proxies, Shareholder Proposals and Nominations."

     A copy of the Corporation's Annual Report to Shareholders for 1998 accompanies this Proxy Statement and Proxy which are first being mailed to Shareholders on March 24, 1999.

     As of March 8 , 1999, the record date for the determination of Shareholders entitled to vote at the Annual Meeting, 161,361,903 shares of Common Stock of the Corporation were issued and outstanding. Each share of Common Stock entitles the holder to one vote on all matters brought before the Annual Meeting.

     THE CORPORATION WILL FURNISH, WITHOUT CHARGE, TO ANY RECORD HOLDER OR BENEFICIAL OWNER OF ITS COMMON STOCK ON SUCH RECORD DATE, UPON RECEIPT OF A WRITTEN REQUEST, A COPY OF ITS ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K. WRITTEN REQUESTS SHOULD BE DIRECTED TO THE CHUBB CORPORATION TO THE ATTENTION OF HENRY G. GULICK, VICE PRESIDENT AND SECRETARY, 15 MOUNTAIN VIEW ROAD, P.O. BOX 1615, WARREN, NEW JERSEY 07061-1615.

     The Corporation is a holding company with subsidiaries principally engaged in the business of property and casualty insurance. Its principal subsidiaries are Federal Insurance Company ("Federal"), Pacific Indemnity Company ("Pacific"), Vigilant Insurance Company ("Vigilant"), Great Northern Insurance Company ("Great Northern"), Chubb Insurance Company of Canada ("Chubb Canada"), Chubb Insurance Company of Australia, Limited, Chubb Insurance Company of Europe, S.A. and Bellemead Development Corporation ("Bellemead").

                             ELECTION OF DIRECTORS

     The following persons have been nominated by the Board of Directors to serve as Directors until the next Annual Meeting of Shareholders and until their respective successors shall be elected and shall qualify. All of the nominees were elected as members of the Board of Directors at the 1998 Annual Meeting except Zoe Baird who was elected a Director by the Board of Directors at its regular meeting on June 12, 1998. Pursuant to the provisions of the By-Laws, the Board of Directors has fixed the number of Directors to be elected at 15. In the event that any of the nominees should be unable or unwilling to serve as a Director, it is intended that the Proxy will be voted for such person, if any, as shall be designated by the Board of Directors. However, the Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve as a Director.

                             NOMINEES FOR DIRECTOR

NAME AGE(1)
----------------------------------------------------------------
Zoe Baird 46
         President, The Markle Foundation since January 1998.
          Ms. Baird first became a Director of the Corporation
          in June 1998. For six years, until the end of 1996,
          Ms. Baird was Senior Vice President and General
          Counsel of Aetna, Inc. During 1997, she was Senior
          Visiting Scholar and Senior Research Associate at Yale
          Law School. Ms. Baird founded and currently chairs
          Lawyers for Children America, is a member of the
          Council on Foreign Relations and the American Law
          Institute and is on the Board of the Mexican American
          Legal Defense and Education Fund. She serves on the
          President's Foreign Intelligence Advisory Board and
          the International Competition Policy Advisory
          Committee to the Attorney General and Assistant
          Attorney General for Antitrust of the U.S. Department
          of Justice.
John C. Beck 67
         Member, Beck, Mack & Oliver LLC, an investment
          counseling firm. Mr. Beck has been associated with
          Beck, Mack & Oliver since 1958 and first became a
          partner in 1962. He first became a Director of the
          Corporation in 1988. Mr. Beck is also a Director of
          Russell Reynolds Associates, Inc.
Sheila P. Burke 48
         Executive Dean and Lecturer in Public Policy of the
          John F. Kennedy School of Government, Harvard
          University. Ms. Burke first became a Director of the
          Corporation in 1997. For the ten years prior to her
          appointment as Executive Dean in 1996, Ms. Burke
          served as Chief of Staff to the United States Senate
          Majority Leader Bob Dole. She serves on the Board of
          Directors of Picker Institute, Boston, MA and
          Wellpoint Health Networks Inc. She is a Trustee of
          Marymount University, Arlington, VA and the University
          of San Francisco, a Member of the Kaiser Foundation
          Commission on Medicaid and the Uninsured, a member of
          the Board of Directors of Center for Health Care
          Strategies, Inc. and a member of the Board of
          Directors of Community Health Systems, Inc.
James I. Cash, Jr. 51
         The James E. Robison Professor of Business
          Administration, Harvard University. Professor Cash has
          been a member of the Harvard Business School faculty
          since 1976. Professor Cash first became a Director of
          the Corporation in 1996. He is also a Director of
          Cambridge Technology Partners, Inc., General Electric
          Company, Knight-Ridder, Inc., State Street
          Corporation, The Tandy Corporation and WinStar
          Communications, Inc. He is a Trustee of the
          Massachusetts Software Council and Massachusetts
          General Hospital. Professor Cash is also an overseer
          for the Boston Museum of Science.
Percy Chubb, III 64
         Former Vice Chairman of the Corporation. Mr. Chubb
          retired as an officer of the Corporation and employee
          on February 1, 1997 and served as a consultant through
          January 31, 1999. Prior to his retirement he had
          served as Vice Chairman since June 1986. Prior to his
          election as Vice Chairman, Mr. Chubb had been an
          Executive Vice President since 1981. He had also
          served as Vice Chairman of Bellemead, a Senior Vice
          President of Federal and Chairman of Chubb Canada. Mr.
          Chubb had been associated with Chubb & Son Inc. since
          1958. He first became a Director of the Corporation in
          1978.
Joel J. Cohen 61
         Managing Director, Investment Banking Department, and
          Director, Mergers and Acquisitions, Donaldson, Lufkin
          & Jenrette Securities Corporation since October 1989.
          He first became a Director of the Corporation in 1984.
          Mr. Cohen was a consultant from February 1988 until
          October 1989. Mr. Cohen had been General Counsel:
          Presidential Task Force on Market Mechanisms from
          November 1987 through January 1988 and a Partner of
          Davis Polk & Wardwell, attorneys, until September
          1987. He had been associated with Davis Polk &
          Wardwell from 1963 until September 1987 and became a
          Partner in 1969. Mr. Cohen is also a Director of
          Maersk, Inc.

NAME AGE(1)
----------------------------------------------------------------
James M. Cornelius 55
         Chairman, Guidant Corporation. Mr. Cornelius has been
          associated with Guidant Corporation since September
          1994 when he was elected Chairman of the Board of
          Directors of Guidant Corporation. From 1986 to 1994,
          he was Vice President of Finance and Chief Financial
          Officer and Director of Eli Lilly and Company. He
          first became a Director of the Corporation in 1998.
          Mr. Cornelius is currently a Director of Guidant
          Corporation, Lilly Industries Inc. and American United
          Life Insurance Company and he serves as a Trustee of
          the Indianapolis Museum of Art and the University of
          Indianapolis.
David H. Hoag 59
         Former Chairman and Chief Executive Officer, The LTV
          Corporation from January 1991 until his retirement on
          February 1, 1999. Mr. Hoag also served as President
          and Chief Executive Officer of LTV Steel Company from
          1983 until 1990. Mr. Hoag had been associated with The
          LTV Corporation since 1960. He first became a Director
          of the Corporation in 1994. Mr. Hoag is also a
          Director of Brush-Wellman, Karrington Health Inc.,
          Lubrizol Corporation and the Federal Reserve Board of
          Cleveland.
Thomas C. MacAvoy 71
         Since July 1, 1998, Professor Emeritus of Business
          Administration, Darden Graduate School of Business
          Administration, University of Virginia. He first
          became a Director of the Corporation in 1981. He is a
          former Vice Chairman and Director of Corning, Inc. Mr.
          MacAvoy had been associated with Corning, Inc. from
          1957 until his retirement in 1987.
Dean R. O'Hare 56
         Chairman and Chief Executive Officer of the Corporation
          since September 1996. Prior to September 1996, Mr.
          O'Hare had been Chairman, President and Chief
          Executive Officer of the Corporation since January
          1995. Prior to January 1995, Mr. O'Hare had been
          Chairman and Chief Executive Officer since June 1988.
          Mr. O'Hare had been President from 1986 until 1988, an
          Executive Vice President since 1985 and a Senior Vice
          President since 1979. He is Chairman and President of
          Federal, Vigilant and Great Northern, and Chairman of
          Bellemead, Pacific and Chubb & Son, a division of
          Federal Insurance Company ("Chubb & Son"). Mr. O'Hare
          has been associated with Chubb since 1963. He first
          became a Director of the Corporation in 1984. Mr.
          O'Hare is also a Director of the Fluor Corporation.
Warren B. Rudman 68
         Partner, Paul, Weiss, Rifkind, Wharton & Garrison,
          attorneys, since January 1993. Senator Rudman first
          became a Director of the Corporation in 1993. Prior to
          January 1993, Senator Rudman had been a United States
          Senator from New Hampshire since 1980. He is also on
          the Board of Governors of the American Stock Exchange,
          a Director of Allied Waste, Collins & Aikman, Prime
          Succession and Raytheon Company and a Director of
          several funds in the Dreyfus Family of Mutual Funds.
          Senator Rudman is also Chairman of the President's
          Foreign Intelligence Advisory Board and Co-Chairman of
          the Concord Coalition and serves on the Senior
          Advisory Board of the Institute of Politics of the
          John F. Kennedy School of Government at Harvard
          University.
Sir David G. Scholey, CBE 63
         Senior Advisor, Warburg Dillon Read since September
          1997. Prior to September 1997, Sir David had been
          Chairman of the International Advisory Council, UBS
          AG. since November 1995. He had been Chairman of SBC
          Warburg, the investment banking division of UBS AG.,
          from February 1995 until November 1995. Prior to
          February 1995, Sir David had been Executive Chairman
          of S.G. Warburg Group plc since 1984. He first became
          a Director of the Corporation in 1991. Sir David is
          also a Governor of the British Broadcasting
          Corporation and a Director of J Sainsbury plc and The
          Vodafone Group plc. He is also Vice President
          (Chairman of the Governors) of Wellington College, a
          Trustee of the Glyndebourne Arts Trust and The
          National Portrait Gallery and Chairman of the
          International Council of INSEAD (Institut European
          d'Administration des Affaires).

NAME AGE(1)
----------------------------------------------------------------
Raymond G.H. Seitz 58
         Vice Chairman, Lehman Bros. International (Europe)
          since April 1995 following his retirement as
          Ambassador of the United States of America to the
          Court of St. James's. He first became a Director of
          the Corporation in 1994. Previously he was Assistant
          Secretary of State for European and Canadian Affairs
          from 1989 to 1991. Ambassador Seitz had served in the
          United States Foreign Service since 1966 wherein he
          held many positions in the U.S. and abroad. Ambassador
          Seitz is also a Director of British Airways plc, Cable
          & Wireless Co. plc, The General Electric Company plc,
          Hong Kong Telecommunications and Rio Tinto. He is a
          Trustee of the National Gallery, the Royal Academy and
          the World Monument Fund and a member of the Advisory
          Board of Stanford University.
Lawrence M. Small 57
         President and Chief Operating Officer, Fannie Mae since
          September 1991. He first became a Director of the
          Corporation in 1989. Prior to September 1991, when Mr.
          Small joined Fannie Mae, he had served as Vice
          Chairman and Chairman of the Executive Committee,
          Citicorp and Citibank, N.A. since January 1990. Prior
          to assuming that position, Mr. Small had been Sector
          Executive since 1985, responsible for Citicorp's and
          Citibank's Institutional Bank. He had been associated
          with Citibank since 1964. Mr. Small is also a Director
          of Fannie Mae, Marriott International, Inc., the
          Fannie Mae Foundation, National Building Museum and
          New York City's Spanish Repertory Theatre. He also
          serves as Chairman of the Financial Advisory Committee
          of Trans-Resources International. He is a Trustee
          Emeritus of Brown University and of Morehouse College;
          he is also a Trustee of Mt. Sinai-New York University
          Medical Center and Health System.

James M. Zimmerman 55
         Chairman and Chief Executive Officer of Federated
          Department Stores, Inc. He has been associated with Federated Department Stores, Inc. since 1965. Mr.
          Zimmerman was elected to his present position in May
          1997. Prior to that he had been President and Chief
          Operating Officer since March 1988. He first became a
          Director of the Corporation in 1998. Mr. Zimmerman is also a Director of Federated Department Stores, Inc.
          and H.J. Heinz Company.

------------------
(1) As of April 27, 1999.

BENEFICIAL SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table lists Chubb stock-based holdings, including the beneficial ownership of the Corporation's Common Stock by Directors, the Chief Executive Officer, the four most highly compensated executive officers other than the Chief Executive Officer and Directors and executive officers as a group, in accordance with the definitions adopted by the Securities and Exchange Commission under Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Act"). No Director or officer beneficially owns as much as one half of 1% of the outstanding Common Stock, except for Mr. Chubb, whose beneficial ownership reflected in the table is .66%.

                                          NUMBER OF SHARES OF
                                             COMMON STOCK
                                          BENEFICIALLY OWNED
                  NAME                     MARCH 8, 1999(1)     DEFERRAL PLAN(2)     TOTAL
                  ----                    -------------------   ----------------     -----
Zoe Baird...............................             100                 --              100
John C. Beck............................          94,450             12,863          107,313(3)(22)
Sheila P. Burke.........................           8,265                 --            8,265(4)
James I. Cash, Jr. .....................          12,200                 --           12,200(5)
Percy Chubb, III........................       1,067,789                 --        1,067,789(6)(22)
Joel J. Cohen...........................          44,900             10,487           55,387(7)
James M. Cornelius......................           7,000                 --            7,000(8)
David H. Hoag...........................          17,000              3,577           20,577(9)
Thomas C. MacAvoy.......................          28,900                328           29,228(10)
Dean R. O'Hare..........................         522,139                 --          522,139(11)(21)(22)
Warren B. Rudman........................          24,200              1,387           25,587(12)
Sir David G. Scholey, CBE...............          29,000              1,417           30,417(13)(22)
Raymond G. H. Seitz.....................          16,200                899           17,099(14)
Lawrence M. Small ......................          66,000              3,156           69,156(15)(22)
James M. Zimmerman......................           4,100                 --            4,100(16)
John J. Degnan..........................         138,817                 --          138,817(17)(21)(22)
David B. Kelso..........................          61,908                 --           61,908(18)(21)
Thomas F. Motamed.......................          42,579                 --           42,579(19)(21)
Michael O'Reilly........................         144,150                 --          144,150(20)(21)
Directors and Executive Officers as a
  group ................................       3,019,117             34,114        3,053,231(22)

---------------

      (1) Each person has sole voting and investment power with respect to the shares listed, unless otherwise indicated.

      (2) Includes compensation allocated to the Market Value Account of the Deferred Compensation Plan for Non-Employee Directors (See "Directors' Compensation" on page 8). The value of units allocated to this account is based upon the market value of the Corporation's Common Stock.

      (3) Includes 50,850 shares held in accounts managed by Beck, Mack & Oliver LLC, for which Mr. Beck disclaims beneficial ownership, 1,000 shares held in a trust for Mr. Beck's benefit and 40,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plans for Non-Employee Directors.

      (4) Includes 8,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plan for Non-Employee Directors (1996).

      (5) Includes 12,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plans for Non-Employee Directors.

      (6) Includes 3,195 shares held by trusts for Mr. Chubb's benefit, 19,084 shares owned by a member of Mr. Chubb's family who lives in his home, 1,404 shares held in trusts of which a member of Mr. Chubb's family who lives in his home is trustee, 790,888 shares owned by the Victoria Foundation Inc., of which Mr. Chubb is President and one of 14 trustees, 64,464 shares which Mr. Chubb has a right to purchase within 60 days under The Chubb Corporation Long-Term Stock Incentive Plans and 8,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plan for Non-Employee Directors (1996). Mr. Chubb disclaims beneficial ownership of 811,376 of such shares.

      (7) Includes 36,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plans for Non-Employee Directors.

      (8) Includes 4,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plan for Non-Employee Directors (1996).

      (9) Includes 16,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plans for Non-Employee Directors.

     (10) Includes 22,253 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plans for Non-Employee Directors.

     (11) Includes 5,262 shares held by a family limited partnership of which Mr. O'Hare disclaims beneficial ownership and 383,149 shares which Mr. O'Hare has the right to purchase within 60 days under The Chubb Corporation Long-Term Stock Incentive Plans.

     (12) Includes 24,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plans for Non-Employee Directors.

     (13) Includes 100 shares owned by a member of Sir David Scholey's family who lives in his home, of which Sir David disclaims beneficial ownership and 28,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plans for Non-Employee Directors.

     (14) Includes 16,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plans for Non-Employee Directors.

     (15) Includes 3,200 shares held in a trust of which Mr. Small is a trustee and 36,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plans for Non-Employee Directors. Mr. Small disclaims beneficial ownership of 3,200 of such shares.

     (16) Includes 4,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plan for Non-Employee Directors (1996).

     (17) Includes 432 shares held by members of Mr. Degnan's family who live in his home, 120,610 shares which Mr. Degnan has the right to purchase within 60 days under The Chubb Corporation Long-Term Stock Incentive Plans and 3,413 shares in the Corporation Stock Fund of the Capital Accumulation Plan of The Chubb Corporation, Chubb & Son Inc. and Participating Affiliates. Mr. Degnan disclaims beneficial ownership of 432 of such shares.

     (18) Includes 56,878 shares which Mr. Kelso has the right to purchase within 60 days under The Chubb Corporation Long-Term Stock Incentive Plan
(1996).

     (19) Includes 34,038 shares which Mr. Motamed has the right to purchase within 60 days under The Chubb Corporation Long-Term Stock Incentive Plans and 894 shares in the Corporation Stock Fund of the Capital Accumulation Plan of The Chubb Corporation, Chubb & Son Inc. and Participating Affiliates.

     (20) Includes 106,496 shares which Mr. O'Reilly has the right to purchase within 60 days under The Chubb Corporation Long-Term Stock Incentive Plans.

     (21) Includes 1,771, 424, 2,016, 2,624 and 2,631 shares which were allocated to Messrs. Degnan, Kelso, Motamed, O'Hare and O'Reilly, respectively, pursuant to The Chubb Corporation Employee Stock Ownership Plan (the "ESOP").

     (22) Such shares include the shares reflected above as to which Messrs. Beck, Chubb, Degnan, O'Hare, Scholey and Small disclaim beneficial ownership, 21,886 shares which executive officers other than those listed in the table above disclaim beneficial ownership, 27,204 shares which were allocated to executive officers other than those listed in the table above pursuant to the ESOP, 475,628 shares which executive officers other than those listed in the table above have the right to purchase within 60 days under The Chubb Corporation Long-Term Stock Incentive Plans and 2,665 shares in the Corporation Stock Fund of the Capital Accumulation Plan of The Chubb Corporation, Chubb & Son Inc. and Participating Affiliates which are beneficially owned by two executive officers other than those listed in the table above. All Directors and executive officers as a group own 1.9% of the outstanding Common Stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     As required by Securities and Exchange Commission rules, the Corporation notes that during 1998, David S. Fowler, Senior Vice President, was late in reporting the sale of 2,000 shares of Common Stock on February 6, 1998 by his spouse. The sale was reported on a Form 4 on March 27, 1998. Robert Rusis, Senior

Vice President and General Counsel, was late in reporting a restoration stock option award which was granted on November 12, 1996 for 1,929 shares. The grant was reported on a Form 5 on February 2, 1999. Sheila P. Burke, Director, was late in reporting a purchase of 165 shares of Common Stock on October 7, 1998. The purchase was reported on a Form 4 on March 1, 1999.

CERTAIN SHAREHOLDERS

     As of March 8, 1999, the Royal & Sun Alliance Insurance Group plc ("Royal & Sun Alliance") at 30 Berkeley Square, London, WIX 5HA, England held 9,023,916 shares of Common Stock of the Corporation (approximately 5.6% of the outstanding Common Stock at March 8, 1999). Royal & Sun Alliance has reported that it holds such shares for the purpose of investment.

     The Board of Directors knows of no other beneficial owner of five percent or more of the Corporation's Common Stock nor does it know of any arrangement which may at a subsequent date result in a change in control of the Corporation. See "Transactions with Certain Shareholders."

AUDIT, ORGANIZATION & COMPENSATION AND NOMINATING COMMITTEES

     The Board of Directors has, among other Committees, an Audit Committee, an Organization & Compensation Committee and a Nominating Committee.

     The Audit Committee is composed of Messrs. Cohen (Chairman), Cash, Cornelius and Seitz, and Ms. Baird and Ms. Burke. No officer of the Corporation or of any of its subsidiaries may serve on the Audit Committee. In 1998, the Committee met four times. The functions of the Audit Committee include reviewing the accounting principles and practices employed by the Corporation and, to the extent the Committee deems appropriate, of the Corporation's subsidiaries; meeting with the Corporation's independent auditors to review their reports on their audits of the Corporation's accounts, their comments on the internal accounting controls and internal audit procedures of the Corporation and the actions taken by management with regard to such comments; and recommending annually to the Board of Directors the appointment of the Corporation's independent auditors. The Committee has the power at its discretion to order interim and surprise audits and to perform such other duties as may be assigned to it from time to time by the Board of Directors.

     The Organization & Compensation Committee is composed of Messrs. Small (Chairman), Hoag and Rudman and Ms. Burke. Richard D. Wood, a Director who retired effective December 31, 1998, was a member of the Committee prior to his retirement. No officer of the Corporation or any of its subsidiaries may serve on the Organization & Compensation Committee. In 1998, the Committee met four times. The Committee monitors the performance and oversees the promotion of the senior executive officers of the Corporation and its principal operating subsidiaries and periodically consults with the Chief Executive Officer and other members of senior management regarding the development of qualified replacements to succeed key executives and other aspects of succession planning. The Committee determines overall compensation policy for senior management of the Corporation, recommending to the Board of Directors new compensation programs or changes in existing programs which the Committee finds appropriate. Any action to be taken with regard to the salary of any employee of the Corporation or any of its subsidiaries, which is in excess of certain amounts, is subject to ratification by the Committee. In addition, the Committee performs administrative functions pursuant to The Chubb Corporation Director's Charitable Award Program, The Chubb Corporation Long-Term Stock Incentive Plan (1992), The Chubb Corporation Long-Term Stock Incentive Plan (1996) (the "Long-Term Stock Incentive Plans"), the Annual Incentive Compensation Plan (1996) (the "Annual Incentive Compensation Plan"), The Profit Sharing Plan of The Chubb Corporation, Chubb & Son Inc. and Participating Affiliates (1987) (the "Profit Sharing Plan
(1987)"), The Chubb Corporation Investment Department/Chubb Asset Managers, Inc. Incentive Compensation Plan (the "Investment Department Incentive Plan"), the Stock Purchase Plan (1989) of The Chubb Corporation (the "Stock Purchase Plan
(1989)") and The Chubb Corporation Executive Deferred Compensation Plan and ratifies certain awards made pursuant to incentive or bonus plans of subsidiaries of the Corporation.

     The Nominating Committee is composed of Messrs. Hoag (Chairman), Cohen and Rudman. The Committee seeks out, evaluates and recommends qualified nominees for election as Directors, considers Director performance before recommending re-election and makes recommendations concerning the size and composition of the Board. In 1998, the Committee met three times. The Committee will consider Shareholder recommendations for Director nominees, provided that such recommendations are submitted to the Corporation in accordance with the same requirements and procedures as are set forth in the Corporation's By-Laws for nominations by shareholders of persons for election as directors at an Annual Meeting. These requirements and procedures are summarized under "Voting, Solicitation of Proxies, Shareholder Proposals and Nominations" on page 27 of this Proxy Statement. For additional information on this process, Shareholders should write to Henry G. Gulick, Vice President and Secretary, The Chubb Corporation, 15 Mountain View Road, P.O. Box 1615, Warren, New Jersey 07061-1615.

DIRECTORS' ATTENDANCE

     In 1998, there were four meetings of the Board of Directors of the Corporation. All of the incumbent Directors attended 75% or more of the aggregate of their respective Board and Committee meetings, except James M. Zimmerman who attended 57%. Mr. Zimmerman was first elected a Director of the Corporation in March of last year. At the June Board of Directors meeting, he was appointed to two Committees where his pre-established schedule and the Committee meeting dates conflicted. He has now been able to adjust his schedule to allow attendance at the scheduled Committee meetings.

DIRECTORS' COMPENSATION

     All Directors of the Corporation are also directors of Federal. It is the practice of the Corporation's Board of Directors to hold concurrent meetings with the Board of Directors of Federal.

     Each Director receives an annual stipend in the amount of $35,000, all of which is paid by the Corporation. In addition, a meeting fee of $1,500 is paid to Directors for each meeting of the Board of Directors attended. Directors receive a fee of $1,500 for each Committee meeting attended. In those instances where the Boards or Committees of the Corporation and Federal meet concurrently, each shares proportionately in the payment of the fees. In addition, members of the Finance Committee, the Executive Committee, the Organization & Compensation Committee, the Audit Committee, the Nominating Committee and the Pension & Profit Sharing Committee receive an annual stipend from the Corporation of $7,500. The Chairmen of the Audit Committee and of the Organization & Compensation Committee receive annual stipends from the Corporation of $15,000 for service on those Committees in lieu of the foregoing Committee stipends. As members of the International Advisory Board of The Chubb Corporation, Messrs. O'Hare, Scholey and Seitz received meeting fees of $5,000 each in 1998. Directors who are officers of the Corporation receive meeting fees for attendance at Directors' meetings only and do not receive stipends or fees for Committee meetings.

     Pursuant to the Deferred Compensation Plan for Non-Employee Directors adopted by the Corporation in 1987, Directors may elect to defer, until a date specified, receipt of all or a portion of their compensation. This plan provides that, in addition to a Cash Account upon which amounts deferred earn interest compounded quarterly, at the prime rate of Citibank, N.A. in effect on certain specified dates, amounts deferred may also be allocated to a Market Value Account, the value of which is based upon the market value of the Corporation's Common Stock from time to time, a Shareholder's Equity Account, the value of which is based upon the book value of the Corporation's Common Stock established on an annual basis, or a combination of such accounts. At its regular Board meeting in December 1995, the Board of Directors adopted guidelines suggesting that eligible Non-Employee Directors voluntarily defer 50% of all stipends into the Market Value Account starting in 1996. At March 8, 1999, deferred compensation accounts were maintained for nine Directors, all of whom are currently deferring compensation pursuant to this plan. For 1998, Directors deferred $487,250 of compensation from the Corporation and its subsidiaries. At December 31, 1998, the aggregate account values reflecting Directors' deferrals and earnings on such deferrals were as follows: $2,208,906 for the Market Value Account, $891,043 for the Shareholder's Equity Account and $23,328 for the Cash Account.

DIRECTOR'S CHARITABLE AWARD PROGRAM

     Effective January 1, 1992, the Corporation established the Director's Charitable Award Program. Under the Program, which is administered by the Organization & Compensation Committee, each Non-Employee Director following his or her first election to the Board of Directors by Shareholders may recommend that the Corporation direct one or more charitable contributions totalling $500,000 to eligible tax exempt organizations. Generally, eligible Directors are paired, and contributions are made to the organizations selected by a Director upon the death of the second paired Director. At March 8, 1999, 12 eligible Directors were participating in the Program. The Program may be funded by the Corporation through, among other vehicles, the purchase of life insurance policies on the lives of the Directors. Individual Directors derive no financial benefit from this Program since all charitable deductions accrue solely to the Corporation. The Program may be terminated at any time by the Organization & Compensation Committee.

NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

     The Chubb Corporation Stock Option Plan for Non-Employee Directors (1988) was adopted by the Board of Directors and approved by Shareholders in 1988 and was amended, extended and renamed The Chubb Corporation Stock Option Plan for Non-Employee Directors (1992) by the Board of Directors and approved by Shareholders in 1992. Upon the recommendation of the Board of Directors, it was again extended, amended and approved by Shareholders in 1996 as The Chubb Corporation Stock Option Plan for Non-Employee Directors (1996) (the "1996 Non-Employee Directors Plan"). The 1996 Non-Employee Directors Plan provides that an aggregate of 400,000 shares of Common Stock of the Corporation be available for issuance upon exercise of options granted thereunder. The 1996 Non-Employee Directors Plan shall terminate on the day following the 2001 Annual Meeting of Shareholders.

     The 1996 Non-Employee Directors Plan is administered by the Board of Directors. Only Eligible Directors, as defined, may receive options under the 1996 Non-Employee Directors Plan. There are currently 14 Eligible Directors. Following the election of Directors, as of the date of each Annual Meeting that occurs while the 1996 Non-Employee Directors Plan is in effect, each individual who is then an Eligible Director will be granted an option to purchase 4,000 shares of Common Stock of the Corporation. The purchase price per share of the Common Stock deliverable upon exercise of the option shall be 100% of the fair market value per share of Common Stock on the day the option is granted.

     Options granted under the 1996 Non-Employee Directors Plan are non-statutory options. The options shall be exercisable in whole or in part at all times after the date of grant and are transferable to certain members of the optionee's immediate family. All outstanding options held by an optionee shall be automatically canceled upon termination of the optionee's service as an Eligible Director, except for terminations due to retirement and under certain other specified circumstances.

     In the case of certain mergers, consolidations or combinations of the Corporation with or into other corporations, or in the event of a Change of Control of the Corporation, as defined, the holder of each option then outstanding shall have, unless the Board of Directors determines otherwise, the right to receive on the date or effective date of such event a cash payment in an amount calculated as set forth in the Non-Employee Directors Plans.

                EXECUTIVE COMPENSATION AND CERTAIN TRANSACTIONS

I.  SUMMARY COMPENSATION TABLE

                                                                                LONG TERM
                                 ANNUAL COMPENSATION                          COMPENSATION
                             ----------------------------                -----------------------
                                                                           AWARDS      PAYOUTS
                                                                         ----------   ----------
                                                                         SECURITIES
                                                            RESTRICTED   UNDERLYING                ALL OTHER
                                                              STOCK       OPTIONS/       LTIP       COMPEN-
NAME AND PRINCIPAL POSITION  YEAR  SALARY(1)    BONUS(2)    AWARDS(3)     SARS(4)     PAYOUTS(5)   SATION(6)
---------------------------  ----  ---------    --------    ----------   ----------   ----------   ---------
Dean R. O'Hare...........    1998  $925,424    $  850,000    $250,184      73,245      $826,775     $290,660
 Chairman and                1997   882,001     1,542,400     327,642      99,250       673,920      216,669
 Chief Executive Officer     1996   837,732     1,268,267     180,747     117,650       379,506      181,187
John J. Degnan...........    1998   350,193       400,000     156,387      28,500       308,651      115,842
 President                   1997   312,693       615,254     204,608      33,000       240,697       77,569
                             1996   287,693       455,917      90,402      27,360       120,327       58,487
Thomas F. Motamed........    1998   296,154       425,000     187,593      23,755       110,237       88,798
 Executive Vice President    1997   187,235       431,045     204,608       8,000       132,352       39,844
                             1996   171,847       117,718          --       7,500            --       26,987
David B. Kelso...........    1998   387,116       325,000     156,387      23,755       330,710      111,261
 Executive Vice President    1997   362,500       528,750     204,608      30,000            --       28,610
                             1996   175,000       200,000      57,855      16,000            --           --
Michael O'Reilly.........    1998   351,520       325,000     156,387      23,755       220,473      103,580
 Executive Vice President    1997   334,062       437,081     204,608      18,000       307,364       58,619
                             1996   316,155       185,762          --      16,730       228,852       57,590

---------------

(1) Includes directors fees for 1998, 1997 and 1996 of $11,000, $12,000 and $11,000 for Mr. O'Hare.

(2) Includes for Messrs. O'Hare, Degnan, Kelso and Motamed amounts paid for such years under the Annual Incentive Compensation Plan (including certain amounts for 1998 that were deferred at the election of certain of these executives) and for 1996 and 1997 under the Profit Sharing Plan (1987) and for Mr. O'Reilly amounts paid for 1997 and 1998 under the Annual Incentive Compensation Plan, amounts paid for 1996 under the annual segment of the Investment Department Incentive Plan and amounts paid for 1996 and 1997 under the Profit Sharing Plan (1987).

(3) For 1998, represents the fair market value of performance-based restricted stock awarded at 100% of fair market value as of the March 11, 1999 award date ($59.7813 per share) without diminution in value attributable to the restrictions on such stock under the Long-Term Stock Incentive Plan. The awards generally become vested three years after the date of grant, but may vest earlier upon death, disability, retirement or other termination with the consent of the Organization & Compensation Committee. Dividends declared on the common stock of the Corporation are paid on outstanding restricted stock awards. For the purposes of the Securities and Exchange Commission's compensation reporting rules, outstanding performance share awards are treated as equivalent to restricted stock units. The total number and value (based on a per share price at December 31, 1998 of $64.75) of performance shares outstanding for the three year periods ending December 1999 and 2000 are 22,530 ($1,458,818) for Mr. O'Hare, 11,325 ($733,294) for Mr. Degnan,
    7,560 ($489,510) for Mr. Motamed, 10,645 ($689,264) for Mr. Kelso and 8,375
    ($542,281) for Mr. O'Reilly. The total outstanding nonvested Restricted Stock award balances as of March 11, 1999 were 11,505 shares ($724,155) for Mr. O'Hare, 6,793 shares ($426,849) for Mr. Degnan, 5,729 shares ($355,361)
    for Mr. Motamed, 6,222 shares ($389,876) for Mr. Kelso and 5,207 shares ($324,155) for Mr. O'Reilly. Dollar values are based on a value per share of $64.75 on December 31, 1998 for awards outstanding on such date and $59.7813 per share on March 11, 1999 for awards granted on such date.

(4) Includes options granted in such years under the Long-Term Stock Incentive Plan. See Options/SAR Grants table below for more information on the 1998 grants.

(5) Includes payments made in settlement of performance share awards for Messrs. O'Hare, Degnan and O'Reilly for the three year periods ended December 31, 1996, 1997 and 1998, for Mr. Motamed for the three year periods ended December 31, 1997 and 1998 and for Mr. Kelso for the three year period ended December 31, 1998. Also includes for Mr. O'Reilly deferred payments under the long-term segment of the Investment Department Incentive Plan paid in 1996, 1997 and 1998 for performance periods ended December 31, 1992, 1993 and 1994, respectively.

(6) Includes allocations for 1998, 1997 and 1996 under the qualified Capital Accumulation Plan and the Capital Accumulation Excess Benefit Plan of $96,577, $84,733 and $73,069 for Mr. O'Hare, $38,008, $30,508 and $23,668
    for Mr. Degnan, $28,846, $12,023 and $10,874 for Mr. Motamed and $33,727,
    $23,975 and $23,046 for Mr. O'Reilly and allocations for 1998, 1997 and 1996 under the ESOP qualified plan and the ESOP excess plan of $194,083, $131,936 and $108,118 for Mr. O'Hare, $77,834, $47,061 and $34,819 for Mr. Degnan,
    $59,952, $27,821 and $16,113 for Mr. Motamed and $69,853, $34,644 and
    $34,544 for Mr. O'Reilly. Includes for Mr. Kelso allocations for 1998 and 1997 under the qualified Capital Accumulation Plan and the Capital Accumulation Excess Benefit Plan of $36,485 and $7,442 and allocations for 1998 and 1997 under the ESOP qualified plan and the ESOP excess plan of $74,776 and $21,168.

II.  OPTIONS/SAR GRANTS TABLE

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                INDIVIDUAL GRANTS
                             -------------------------------------------------------    POTENTIAL REALIZED
                                              % OF                                             VALUE
                                              TOTAL                                         AT ASSUMED
                              NUMBER OF     OPTIONS/                                       ANNUAL RATES
                             SECURITIES       SARS                                        OF STOCK PRICE
                             UNDERLYING    GRANTED TO    EXERCISE                        APPRECIATION FOR
                              OPTIONS/      EMPLOYEES     OR BASE                         OPTION TERM(3)
                                SARS        IN FISCAL      PRICE                      -----------------------
           NAME              GRANTED(1)      YEAR(2)     PER SHARE   EXPIRATION DATE      5%          10%
           ----              ----------    ----------    ---------   ---------------  ----------      ---
Dean R. O'Hare.............    73,245          3.6%      $78.9688    March 4, 2008    $3,637,570   $9,218,318
John J. Degnan.............    28,500          1.4%       78.9688    March 4, 2008     1,415,397    3,586,894
Thomas Motamed.............    23,755          1.2%       78.9688    March 4, 2008     1,179,746    2,989,708
David B. Kelso.............    23,755          1.2%       78.9688    March 4, 2008     1,179,746    2,989,708
Michael O'Reilly...........    23,755          1.2%       78.9688    March 4, 2008     1,179,746    2,989,708

---------------

(1) The number of shares for each person represents a stock option granted under the Long-Term Stock Incentive Plan without a related stock appreciation right. The options that expire on March 4, 2008 are exercisable for 50% of the number of shares shown on March 5, 1999, and 100% on March 5, 2000. The exercise price for each stock option is not less than the fair market value of the Corporation's Common Stock on the date of grant. After they become exercisable, these options are transferable to certain members of the optionee's immediate family. There is an option restoration feature with each option which provides that the optionee can receive a separate option grant when previously owned shares are exchanged in a stock-for-stock exercise if the market price on date of exercise is at least 25% higher than the exercise price. The restoration option will be a non-statutory option, the number of option shares will equal the number of exchanged shares used to exercise the original option, the exercise price will be the fair market value on the grant date of the restoration option, the term will be for the length of time remaining in the original option and the restoration option will be immediately exercisable. The restoration feature does not apply to options transferred by the optionee.

(2) Based on total grants in 1998 of 2,036,422 shares.

(3) The assumed 5% and 10% annual rates of stock price appreciation used in the table are prescribed by the proxy rules and are not intended to forecast possible future appreciation in the price of the Corporation's Common Stock.

III.  AGGREGATED OPTION/SAR EXERCISES AND FISCAL YEAR-END
      OPTION/SAR VALUE TABLE

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                             NUMBER OF
                                                             SECURITIES
                                                             UNDERLYING       VALUE OF UNEXERCISED
                                                            UNEXERCISED           IN-THE-MONEY
                                                            OPTIONS/SARS          OPTIONS/SARS
                                                             AT FY-END            AT FY-END(1)
                           SHARES ACQUIRED     VALUE        EXERCISABLE/          EXERCISABLE/
          NAME               ON EXERCISE      REALIZED     UNEXERCISABLE          UNEXERCISABLE
          ----             ---------------    --------     -------------      --------------------
Dean R. O'Hare...........      --                --        296,901/122,870      $5,349,882/$198,500
John J. Degnan...........      --                --          89,860/45,000         1,776,108/66,000
Thomas Motamed...........       2,000         $ 77,875       18,160/27,755           293,859/16,000
David B. Kelso...........       1,000           37,969       30,000/38,755           319,688/60,000
Michael O'Reilly.........       3,000          192,956       90,130/32,755         2,230,084/36,000

---------------
(1) Based on a value per share at December 31, 1998 of $64.75.

     IV.  LONG-TERM INCENTIVE PLAN AWARDS TABLE

               LONG-TERM INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR

                                                               PERFORMANCE OR     ESTIMATED FUTURE PAYOUTS
                                                 NUMBER OF      OTHER PERIOD     UNDER NON-STOCK PRICE-BASED
                                               SHARES, UNITS       UNTIL             PLANS (UNITS OR $)
                                                 OR OTHER      MATURATION OR    -----------------------------
                    NAME                         RIGHTS(1)         PAYOUT       THRESHOLD   TARGET    MAXIMUM
                    ----                       -------------   --------------   ---------   ------    -------
Dean R. O'Hare...............................      10,130         1998-00         5,065      10,130   15,195
John J. Degnan...............................       5,700         1998-00         2,850       5,700    8,550
Thomas Motamed...............................       5,460         1998-00         2,730       5,460    8,190
David B. Kelso...............................       5,220         1998-00         2,610       5,220    7,830
Michael O'Reilly.............................       4,750         1998-00         2,375       4,750    7,125

---------------

(1) Includes performance share awards granted under the Corporation's Long-Term Stock Incentive Plan in 1998 with respect to the three year performance cycle ending December 31, 2000. The number of shares earned is dependent on the achievement of a specified earnings per share target established by the Organization & Compensation Committee for the three year period. Settlement of the awards may be in shares or cash or a combination of both at the discretion of the Organization & Compensation Committee.

     Notwithstanding anything to the contrary set forth in any of the Corporation's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Performance Graph and the Organization & Compensation Committee Report on pages 14 through 17 shall not be incorporated by reference into any such filings.

                     COMPARISON OF CUMULATIVE TOTAL RETURN*
                     AMONG THE CORPORATION'S COMMON STOCK,
        THE STANDARD & POOR'S 500 STOCK INDEX AND THE STANDARD & POOR'S
                          PROPERTY AND CASUALTY INDEX

FIVE YEAR COMPARISON

                                          CHUBB            S&P 500(R)          S&P P&C(R)
1993                                       100                 100                 100
1994                                       102                 101                 105
1995                                       130                 139                 142
1996                                       148                 171                 173
1997                                       212                 229                 251
1998                                       184                 294                 234

TEN YEAR COMPARISON

                                          CHUBB            S&P 500(R)         S&P P&CIIII(R)
1988                                       100                 100                 100
1989                                       169                 132                 146
1990                                       198                 128                 143
1991                                       288                 166                 179
1992                                       339                 179                 209
1993                                       303                 197                 206
1994                                       309                 200                 216
1995                                       395                 275                 292
1996                                       449                 338                 355
1997                                       643                 451                 516
1998                                       560                 580                 481

---------------
* Assumes, for the five and ten year graphs, that the investment in the Corporation's Common Stock and each index was $100 on December 31, 1993 and December 31, 1988, respectively, and that all dividends were reinvested.

     Making the same comparison of cumulative total return for the past one year period ended December 31, 1998, an investment of $100 in the Corporation's Common Stock, the Standard & Poor's 500 Stock Index and the Standard & Poor's Property and Casualty Index would have yielded the following: Chubb, $87; S&P 500 Index, $129; and S&P Property and Casualty Index, $93.

                  ORGANIZATION & COMPENSATION COMMITTEE REPORT

EXECUTIVE OFFICER COMPENSATION POLICIES

     The Corporation's executive compensation program is designed to align Shareholder interests with business strategy, company values and management initiatives. It is based on the following four principles: (i) to link the interests of management with those of Shareholders by making a substantial portion of executive compensation depend upon the Corporation's financial performance and by encouraging stock ownership in the Corporation, (ii) to attract and retain superior executives by providing them with the opportunity to earn total compensation packages that are among the most competitive in the industry, (iii) to reward individual results by recognizing performance through salary, annual cash incentive and long-term incentives and (iv) to manage compensation based on the level of skill, knowledge, effort and responsibility needed to perform the job successfully.

     A position evaluation program establishes pay levels among all positions reflecting the importance and value of similar positions to the Corporation. A position's pay level determines a range of values within which the executive's compensation is administered.

     Executive officers' compensation includes: annual cash compensation (consisting of base salary and annual incentive awards paid in cash) and long-term incentive awards, as well as additional features which are available to most other employees of the Corporation and its subsidiaries, including profit sharing plans, pension plans, a stock purchase plan and an employee stock ownership plan, all of which allocate payments generally based on an individual's level of annual cash compensation.

     It is the general policy of the Corporation that executive officer compensation qualify for tax deductibility pursuant to the regulations under
Section 162(m) of the Internal Revenue Code. Under these regulations, which became effective January 1, 1994, in order to qualify for tax deductibility, payment of compensation in excess of $1 million to the chief executive officer and the four other highest paid executive officers must be made in accordance with performance criteria disclosed to and approved by Shareholders and pursuant to pre-established arrangements which, among other things, limit the exercise of discretion to increase the awards beyond the limits initially set. The Committee believes that mathematical formulas cannot always anticipate and fairly address every situation which may arise. For this reason, the Committee has historically retained the authority to adjust compensation awarded in light of extraordinary, unusual or non-recurring events. The Committee continues to believe that this reservation of authority, and its exercise under appropriate circumstances, operates in the best interests of the Corporation and its Shareholders even though in exercising such authority, compensation might not be deductible.

     The Committee determines annual cash incentives based upon both performance against financial goals and performance relative to the insurance peer companies. It varies the size of option, performance share, and performance-based restricted stock grants based on the company's performance compared to its goals and the need to stay competitive with other insurance companies seeking people of the type Chubb seeks to attract, retain and motivate. The value of stock options, performance shares and restricted stock is tied directly to the stock price. The number of performance shares earned for a three year performance period can vary from 0 to 1.5 times the targeted number of shares based on performance against earnings per share and other selected goals. The number of performance-based restricted shares granted is tied to the number of performance shares earned and, thus, varies based on the same performance measures. The value of the performance shares and performance-based restricted shares varies up and down with the stock price.

     The cornerstone of the Corporation's compensation program is to pay for performance and the Committee believes that the Corporation's compensation program has strong performance-based forms of executive compensation that link the interests of management with those of shareholders. Other than base salary, all major elements of the Corporation's executive compensation programs vary directly with both corporate and individual performance. As part of that, the Committee sets difficult performance targets for executives. The Committee varies total compensation targets for executives depending on company perform-ance. The better the company's performance in relation to the competition, the greater the compensation opportunity for executives and vice versa. Executives have substantial portions of their compensation at risk for annual and long-term performance, with the largest portion at risk for the most senior executives.

     In 1998, the Committee requested a nationally recognized executive compensation consultant to provide a comprehensive annual update of the executive officer compensation strategy and competitive position to assist it in its analysis of pay strategy, compensation levels and types of long-term incentives used. This review resulted in affirmation by the Committee that the executive compensation program and strategy are appropriate and working as intended to pay for performance. The Committee firmly endorsed the concept that for competitive analysis and financial comparison the Corporation's peer group is first and foremost an industry comparison group composed of insurance companies which compete for the type of people Chubb seeks to employ. A second peer group of 21 companies in the insurance, financial services and banking industries is also used to more broadly measure the competitive position of the compensation potentially available to executive officers of the Corporation.

ANNUAL CASH COMPENSATION

     Amounts paid as base salary, including merit salary increases, are determined by the executive's performance, placement in the salary payband established for the executive's position and the salaries offered in the industry for comparable positions. Outside independent consultants are periodically used to gather and analyze industry comparisons of salary data to ensure that the positioning of salaries in the compensation program is competitive for comparable positions. The Committee monitors and approves changes in base salary for senior executive officers (including the executive officers named in the Summary Compensation Table). Promotional salary increases reflect the executive's movement to an increased level of responsibility and are granted when earned.

     The Committee sets and approves the formulas which establish the amounts available for annual incentive awards. For 1998, incentive awards paid to most executive officers were determined under the Annual Incentive Compensation Plan
(1996). This plan's formula measures the Corporation's performance, including combined loss and expense ratio ("combined ratio"), net income and operating income return on equity against the results of an industry comparison group. Net income under this formula is the Corporation's investment income arising from the property and casualty insurance business and underwriting profit or loss from that business. Each year the Committee approves goals for the combined ratio and net income based on the outlook for business conditions that year. After the close of business each year, the formula takes into account how well the Corporation performed against its own goals and how well it performed against an industry comparison group's average combined ratio and operating income return on equity. Included in this industry comparison group are two out of the seven companies which, along with the Corporation, comprise the Standard & Poor's Property and Casualty Index used in the Performance Graphs on page 13 as well as five other insurance companies against which the Corporation has over time compared itself.

     The annual incentive pool actually paid is determined by weighing the combined ratio result as well as the net income and operating income return on equity results to generate a total award pool under the Plan. A percent is applied to the target dollar award pool for each payband to develop a final cash award pool. The pool can range from 0% to 200% of the target dollar award for all participants covered by the Plan.

     Amounts actually paid for annual incentive awards to executives are based on the executive's individual performance and payband. Where applicable, individual performance is judged on the following considerations: profit, growth, expense control, productivity, leadership, staff development, diversity management, performance/compensation management, innovation, collaboration and internal/external customer service. Awards are approved by the Committee based upon recommendations by management after year end. Over the past several years, annual cash compensation has been administered to slow the growth in base salaries and place a greater proportion of the executive's annual cash compensation at risk through the variable amounts available for an annual incentive award.

     Other annual cash incentive plans in which certain executive officers participate include The Chubb Corporation Investment Department/Chubb Asset Managers, Inc. Incentive Compensation Plan (the "Investment Department Incentive Plan") and The Profit Sharing Plan (1987). The Investment Department Incentive Plan provides both annual and long-term cash awards which are competitive with those provided by similar financial institutions, including property and casualty insurance companies and banks. Such awards are granted to the Corporation's investment professionals and are based on results measured against market indices which represent standards of investment performance regularly used by investment analysts to compare and analyze the performance of investment professionals responsible for managing a particular asset class. The Profit Sharing Plan (1987) provides employees of the Corporation and its participating subsidiaries with cash awards on a sliding scale of 0% to 4% of a participant's eligible compensation based on a schedule relating to the consolidated return on premiums earned by the property and casualty insurance subsidiaries of the Corporation.

LONG-TERM INCENTIVE AWARDS

     Long-term incentive awards are made under the Long-Term Stock Incentive Plan. The Long-Term Stock Incentive Plan, which is administered by the Committee, is an omnibus plan and provides stock based awards to eligible employees which include most levels of management as well as the Corporation's executive officers. The Plan was designed in consultation with a nationally recognized executive compensation consulting firm and periodically the Committee obtains the advice of such consulting firms with regard to the ongoing administration of the Plan. Awards granted to executive officers include stock options, performance share awards and restricted stock awards.

     Stock option awards are based on guidelines that provide for larger awards commensurate with payband levels that reflect competitive grant practices within a broad peer group of companies in the insurance, financial services and banking industries. Included in the peer group are three of the seven companies which, along with the Corporation, comprise the Standard & Poor's Property and Casualty Index, and nine additional insurance companies against which the Corporation has over time compared itself. The peer group also contains one insurance brokerage and eight financial services and banking companies, reflecting the fact that the Corporation also operates generally within the broader financial services industry.

     Performance share awards are generally granted annually and are earned based on earnings per share targets or other selected corporate financial goals for three year performance periods. As with options, the number of performance shares granted is based on payband levels and the executive's most recent level of performance. Payment values are dependent on the Corporation's stock price at the end of the performance period, thus linking executives' interests directly with Shareholders, as well as the achievement of selected corporate financial goals. The number of performance shares actually earned and paid out for each three year performance period can vary from 0% to 150% of the original target award based on the attainment of these corporate goals. In 1998, a performance goal was established for the three year performance period ending in 2000 reflecting a cumulative operating earnings per share target for such period. In connection with the previously announced implementation of the cost control initiative in the first quarter of 1998 and the sales activities in 1997 involving Bellemead Development Corporation, the Committee determined that it would be appropriate to adjust the calculation of operating income for the three year performance period ended December 31, 1998 so that the intended benefit of such related awards, as initially proposed, was preserved.

     The Committee in 1998 established an overall pool and, for selected senior executives, individual maximum awards for performance-based restricted stock awards. The overall pool established for the performance cycle ending December 31, 2000 was set not to exceed 15% of the same number of performance shares deemed earned for the performance share cycle concluding on such date. Allocations for selected senior executives were based on their potential performance and long range contributions to the Corporation.

     Regular restricted stock awards are generally granted as an alternative to performance shares to a limited number of executive officers in positions requiring specialized skills and knowledge that do not entail the broad management responsibilities most appropriately tied to performance share grants and performance-based restricted stock grants.

CEO COMPENSATION

     Mr. O'Hare is a participant in all of the aforementioned components of the compensation program except regular restricted stock awards. The value of his compensation from each component of the program is a direct reflection of both his individual performance and the Corporation's performance as described below. Over 80% of Mr. O'Hare's compensation is in the form of variable pay.

     Mr. O'Hare's salary was reviewed in March 1999 under the Corporation's normal merit guidelines. Based upon the Committee's judgment of his performance during the 12 month review period, Mr. O'Hare received an increase of 4.9%. The principal performance criteria considered by the Committee were the Corporation's relative performance versus competitors in key financial measures such as earnings per share, net income, operating income, return on equity and revenue against established targets. Additional considerations were Mr. O'Hare's achievement in 1998 in successfully implementing a major expense reduction program, continued expansion of the Corporation's global business and the initiation of a program to identify and accelerate new growth initiatives. Working toward a goal of growing Chubb through strategic acquisitions, the Committee also considered Mr. O'Hare's success in forging relationships with seven companies. Chubb committed to investments in three insurance companies:
Italseguros Internacional, the business operations of Wellington Personal Insurance Limited and Hiscox plc. In addition, Mr. O'Hare initiated negotiations with Executive Risk Inc. which led to the merger agreement in February 1999. Chubb also made two investments in insurance brokerages, USI and Willis Corroon and formed Chubb Re, a reinsurance subsidiary. Additional criteria considered were industry leadership, corporate citizenship and succession planning.

     Mr. O'Hare's annual cash incentive award for 1998 was $850,000 which represents a decrease of 43.3% from the incentive award paid for 1997. The Corporation achieved a combined loss and expense ratio of 99.8%, which outperformed the combined ratio average of 105.9% for the industry comparison group referred to above under the discussion concerning Annual Cash Compensation. In addition, the Corporation achieved 86.1% of its net income (as defined) goal, recorded an operating earnings return on equity of 11.3% which surpassed the industry comparison group's average of 8.2% and grew investment income after taxes by 6.5% compared to the average of 2.9% for the industry comparison group. The Committee considered these results as well as Mr. O'Hare's leadership skills and financial management talent in determining the incentive award paid to him.

     In March 1998, Mr. O'Hare was granted 10,130 performance shares for the three year performance period ending December 2000 and was granted stock options for 73,245 shares. The Committee recognized that the Corporation achieved outstanding results in 1997 as measured by, among other things, the principal performance criteria described above. The Committee decided to award grants that were very competitive within the peer group described under the general discussion concerning Long-Term Incentive Awards.

     With respect to performance shares granted in February 1996 for the three year performance period which ended December 1998, the cumulative earnings per share, as adjusted, during this performance period were slightly below the target established by the Committee in 1996. On this basis, Mr. O'Hare earned performance shares having a value of $826,775, compared with the performance share award payment made last year of $673,920.

     On March 11, 1999, Mr. O'Hare was awarded 4,185 shares of performance-based restricted stock for 1998 results. The shares had a fair market value on the award date of $250,184 (without regard to any diminution in value attributable to the restrictions on the shares). This compares with his performance-based restricted stock award for 1997 of $327,642. The Committee believes that the percentage of the performance-based restricted stock pool awarded to Mr. O'Hare reflects his contribution to the Corporation's results and directly relates to the financial interests of Shareholders, management and employees.

     The foregoing report has been furnished by the following members of the Board of Directors of the Corporation who, along with Richard D. Wood who retired from the Board of Directors on December 31, 1998, comprised the Organization & Compensation Committee:

  Lawrence M. Small (Chairman)     David H. Hoag
  Sheila P. Burke                  Warren B. Rudman

                                PENSION PROGRAM

     Eligible employees of the Corporation and certain of its subsidiaries participate in The Pension Plan of The Chubb Corporation, Chubb & Son Inc. and Participating Affiliates (the "Pension Plan"). As in effect during 1998, the Pension Plan provides to each such employee annual retirement income beginning at age 65 equal to the product of (x) the total number of years of participation in the Pension Plan (but not more than 35 years) and (y) the difference between
(i) 1 3/4% of average compensation for the five years in the last ten years of participation prior to retirement during which the employee was most highly paid ("final average earnings") and (ii) an amount related to the employee's primary Social Security benefit.

     The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Internal Revenue Code of 1986, as amended (the "Code"), impose maximum limitations on the annual amount of a pension which may be paid under a funded defined benefit plan such as the Pension Plan. The Pension Plan complies with these limitations. The Board of Directors adopted, effective as of January 1, 1976, an unfunded benefit equalization plan of the type permitted by ERISA which will provide annual payments to persons who are participants under the Pension Plan and their beneficiaries. Such payments will be equal to the difference between (a) the benefits which would be payable to such persons under the Pension Plan, without taking into consideration the limitations imposed by ERISA and the Code and (b) the maximum annual benefits to which such persons are entitled under the Pension Plan by reason of such limitations.

     The table which follows shows the estimated annual benefits payable upon retirement to persons in specified remuneration and years-of-service classifications under the Pension Plan and the unfunded benefit equalization plan (referred to collectively as the "Pension Program"). The retirement benefits shown are based upon retirement at the age of 65 and computed on the basis of straight life annuity benefits. Such benefits, as shown in the following table, are subject to an offset of an amount related to the primary Social Security benefits in an amount approved by the Internal Revenue Service in effect at the time of retirement.

             ESTIMATED ANNUAL RETIREMENT BENEFITS PAYABLE AT AGE 65
                          STRAIGHT LIFE ANNUITY BASIS
                        TO AN EMPLOYEE RETIRING IN 1999

  FINAL
 AVERAGE                                           YEARS OF CREDITED SERVICE
 EARNINGS                     --------------------------------------------------------------------
 --------                        15            20             25              30        35 OR MORE
$  100,000 .................  $ 26,250      $ 35,000      $   43,750      $   52,500    $  61,250
   200,000 .................    52,500        70,000          87,500         105,000      122,500
   400,000 .................   105,000       140,000         175,000         210,000      245,000
   600,000 .................   157,500       210,000         262,500         315,000      367,500
   800,000 .................   210,000       280,000         350,000         420,000      490,000
 1,000,000 .................   262,500       350,000         437,500         525,000      612,500
 1,300,000 .................   341,250       455,000         568,750         682,500      796,250
 1,600,000 .................   420,000       560,000         700,000         840,000      980,000
 1,800,000 .................   472,500       630,000         787,500         945,000    1,102,500
 2,000,000 .................   525,000       700,000         875,000       1,050,000    1,225,000
 2,200,000 .................   577,500       770,000         962,500       1,155,000    1,347,500
 2,400,000 .................   630,000       840,000       1,050,000       1,260,000    1,470,000
 2,600,000 .................   682,500       910,000       1,137,500       1,365,000    1,592,500
 2,800,000 .................   735,000       980,000       1,225,000       1,470,000    1,715,000
 3,000,000 .................   787,500      1,050,000      1,312,500       1,575,000    1,837,500

     Remuneration covered by the Pension Program includes salary (including salary contributed to the Capital Accumulation Plan of The Chubb Corporation, Chubb & Son Inc. and Participating Affiliates), overtime and awards under The Chubb Corporation Annual Incentive Compensation Plans, the Investment Department Incentive Plan and the Profit Sharing Plan
(1987) in the year paid rather than the year earned.

     With respect to the individuals named in the Summary Compensation Table on page 10, Messrs. Degnan, Kelso, Motamed, O'Hare and O'Reilly have, for the purposes of the Pension Program, 7, 1 1/2, 20 1/2, 34 1/2 and 28 years of credited service, respectively, and their 1998 remuneration for purposes of the Pension Program was $965,447, $915,866, $727,199, $2,456,824 and $855,268,
respectively.

EXECUTIVE SEVERANCE AGREEMENTS

     Pursuant to a recommendation by the Organization & Compensation Committee and authorization by the Board of Directors, the Corporation has in force severance agreements with five executive officers of the Corporation. Each agreement becomes operative only upon a "Change in Control" that occurs when the officer is in the employ of the Corporation. Under the agreements, a "Change in Control" occurs if (a) following a tender or exchange offer for voting securities of the Corporation, a proxy contest for election of the directors, or a merger or consolidation or sale of all or substantially all of its business or assets, its directors immediately prior to such event cease to constitute a majority of the Board of Directors when such event occurs or within one year thereafter or (b) any person or group acquires 25% or more of the outstanding voting securities of the Corporation without prior approval by a majority of the Directors then in office. Such agreements have an initial term of two years and are automatically extended for successive two year periods unless the Corporation gives one year's prior notice that it is terminating an agreement at the end of the then current two year period.

     If a change in control occurs and the officer's employment with the Corporation terminates within two years thereafter (other than by reason of death, disability, retirement at normal retirement age, discharge for cause, or voluntary termination by the officer except for Good Reason), the officer becomes entitled to the severance benefits described below. Termination for "Good Reason" means termination because of, among other things, the involuntary assignment of such officer to duties inconsistent with the officer's position prior to such change in control; reduction of the officer's base salary or bonus; the Corporation acting with adverse effect upon the officer's benefits under any benefit plans in which the officer is participating at the time of such change in control; or a determination made by the officer in good faith that as a result of such change in control the officer cannot discharge the officer's duties effectively.

     Upon such termination, the officer's severance benefits shall equal a multiple of the sum of (i) one year's salary at the annual rate in effect at the time of the change in control and (ii) the average of the officer's annual awards under the Corporation's incentive compensation plans for the three years preceding such change in control. The multiple is four in the case of Mr. O'Hare and two in the case of the other officers. Also, the Corporation must maintain in force the insurance and disability benefits available to the officer immediately prior to the change in control, or their equivalents, for two years after such termination or until the earlier commencement of new, full-time employment by the officer. The officer is not required to mitigate the amount of any payments by seeking other employment. The Corporation must pay all legal fees and expenses incurred by the officer as a result of such termination, including any incurred in seeking to enforce the severance agreement.

     As of March 8, 1999, payments to the officers with whom the Corporation has severance agreements would have been as follows: Mr. John J. Degnan, $1,726,667; Mr. David B. Kelso, $1,510,000; Mr. Thomas F. Motamed, $1,343,333; Mr. Dean R. O'Hare, $8,680,000 and Mr. Michael O'Reilly, $1,490,400. The Corporation does not believe that payment of these amounts would have a material adverse effect on the financial or operating condition of the Corporation. The Long-Term Stock Incentive Plans provide for the accelerated payment or vesting of awards granted under such plans in the event of a Change in Control of the Corporation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Organization & Compensation Committee is composed of Messrs. Small (Chairman), Hoag, Rudman and Ms. Burke. Richard D. Wood, a Director who retired effective December 31, 1998, was a member of the Committee prior to his retirement. No current or former officers or employees of the Corporation or any of its subsidiaries serves on the Organization & Compensation Committee. No executive officer of the Corporation has served on the compensation committee of another corporation except Mr. O'Hare who serves on the Organization and Compensation Committee of the Fluor Corporation.

TRANSACTIONS WITH DIRECTORS AND THEIR ASSOCIATES

     Mr. Percy Chubb, III retired as an officer of the Corporation and from employment on February 1, 1997. Through January 31, 1999, Mr. Chubb served as a consultant to the Corporation for which he was paid $100,000 per annum in quarterly installments on the last day of each calendar quarter.

     Mr. Joel J. Cohen is a Managing Director of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), which firm provides securities brokerage and investment advisory services to the Corporation and its subsidiaries. In addition, certain subsidiaries of the Corporation participate as limited partners in an investment partnership of which DLJ Merchant Banking Inc. is the managing general partner.

     Sir David G. Scholey, CBE is Senior Advisor, Warburg Dillion Read, the investment banking division of UBS AG. Warburg Dillon Read during 1998 provided certain securities transaction services to the Corporation and its subsidiaries through its affiliate companies.

     Ambassador Raymond G. H. Seitz is a Vice Chairman of Lehman Bros. International (Europe), which firm and its affiliated companies provide securities transaction services to the Corporation and its subsidiaries.

     The Corporation believes that the above transactions were effected on terms as favorable to the Corporation and its subsidiaries as could have been obtained from other sources in view of the nature of the services rendered.

     In 1998, various subsidiaries of the Corporation had transactions in the ordinary course of their business with certain Directors and officers of the Corporation and their associates in connection with policies of insurance issued to them by such subsidiaries. All employees of the Corporation and certain of its subsidiaries are offered the opportunity to obtain property and casualty personal insurance from various subsidiaries of the Corporation at a price representing a maximum discount of 10% from the regular price.

TRANSACTIONS WITH CERTAIN SHAREHOLDERS

     The Corporation has relationships with insurance companies which are subsidiaries of Royal & Sun Alliance, an insurance holding company organized under the laws of England (collectively, the "Sun Group"). As reported, the Sun Group as of March 8, 1999 was the beneficial owner of approximately 5.6% of the Corporation's Common Stock, acquired solely for the purpose of investment.

     In the regular course of their international business, the Corporation's property and casualty insurance subsidiaries may and do assume and cede reinsurance to and from insurance companies which are subsidiaries of Royal & Sun Alliance, as they do with other insurers on similar terms and conditions.

     The Corporation believes that such transactions are all on terms as favorable to the Corporation as those available from unrelated third parties.

                            APPROVAL OF SELECTION OF
                              INDEPENDENT AUDITORS

     The Board of Directors, acting upon the recommendation of the Audit Committee, recommends for approval by the Shareholders the selection of Ernst & Young LLP ("Ernst & Young") as the independent auditors of the Corporation for the year 1999. Ernst & Young has acted as such auditors for the Corporation for many years.

     In addition to its principal service of auditing the financial statements of the Corporation and its subsidiaries, Ernst & Young provided certain non-audit services for the Corporation and its subsidiaries during 1998, and such services were reviewed by the Audit Committee. In reviewing such services, the Audit Committee determined that the nature of the services and the estimated fees to be charged would have no adverse effect on the independence of the auditors.

     Representatives of Ernst & Young are expected to be present at the Annual Meeting and to have the opportunity to make a statement should they desire to do so and to be available to respond to appropriate questions.

ITEM 3 -- SHAREHOLDER PROPOSAL THAT ALL FUTURE STOCK OPTION GRANTS TO SENIOR EXECUTIVES
        SHALL BE PERFORMANCE-BASED.

We received a request from the AFL-CIO Staff Retirement Plan, 815 Sixteenth Street, N.W., Washington, D.C. 20006 (the "Proponent") the beneficial owner of 26,900 shares of our common stock, par value $1 per share (the "Common Stock") to include the following shareholder proposal and supporting statement (collectively, the "Proposal") in this Proxy Statement.

The shareholder proposal: "RESOLVED: That the shareholders of The Chubb Corporation (the "Company") urge the board of directors to adopt an executive compensation policy that all future stock option grants to senior executives shall be performance-based. For the purposes of this resolution, a stock-option is performance-based if its exercise price is either 1) linked to an industry index, such as Standard and Poor's Property-Casualty Insurance Index; or 2) significantly above the current market price of the stock at the grant date."

                              SUPPORTING STATEMENT

     As shareholders of the Company, we support compensation policies for senior executives that provide challenging performance objectives and serve to motivate executives to achieve long-term shareholder value. However, stock option grants without performance-based targets can often excessively compensate executives for stock increases due solely to a general stock market rise, rather than improved or superior company performance.

     Given the fact that the Company's stock price has substantially lagged behind the S & P 500 Index and the S & P Property and Casualty Index over the last five years, we believe it is particularly important that stock option grants be designed to encourage senior executives to achieve superior performance. For example, Chairman and CEO Dean O'Hare stands to gain nearly $3.8 million from last year's grant of 99,250 stock options by achieving a mere 5% annual shareholder return over the term of the grant. To encourage senior executives to achieve superior performance, we believe premium-priced or indexed stock options are a far more appropriate form of stock option compensation.

     Indexed stock options are options whose exercise price moves with an appropriate market index composed of the Company's key competitors. By tying the exercise price to a market index, these options ensure that executives are rewarded for outperforming the competition, rather than simply benefiting from a rise in the stock market as a whole. By downwardly adjusting the exercise price of the option during a downturn in the industry, indexed options remove pressure from the board to reprice stock options. Premium-priced stock options, which set the exercise price above the market price of the stock at grant date, are also an effective way to ensure that management is encouraged to maximize shareholder value.

     In response to shareholder concern about the absence of strong performance-based forms of executive compensation, companies are increasingly adopting stock option plans that require premium pricing or links to market indices. According to Executive Compensation Reports, approximately 16% of the biggest U.S. businesses granting options attached performance targets, up substantially from 7% in 1993. Recently, leading companies such as Monsanto, BankAmerica, Citicorp, and Colgate-Palmolive have adopted performance-based stock option plans.

     Leading corporate governance experts, including Institutional Shareholder Services and the Council of Institutional Investors, support performance-based stock options as an effective way to motivate executives to achieve long-term shareholder value. Moreover, many compensation experts -- including Pearl Meyer, Graef Crystal, and SCA Consulting -- have also backed performance-based stock options.

     For these reasons we urge shareholders to vote FOR this proposal.

CORPORATION'S RESPONSE

     The Corporation's Organization & Compensation Committee of the Board of Directors is composed of five non-management directors and has responsibility for the oversight of the Corporation's executive compensation program. The Committee makes use of independent consulting firms to inform itself of developments in the design of compensation plans and to stay abreast of the comparability of the Corporation's total compensation package relative to companies with which the Corporation competes for management talent.

     The Corporation's executive compensation package has a financial value that positions the corporation near the median of comparator groups composed of property and casualty insurance companies as well as other financial services corporations. Other than base salary, all major elements of the compensation package are clearly designed to link the interests of executives with those of shareholders. Additionally, the Corporation's executives hold significant amounts of the Corporation's stock, with employees and directors as a whole owning over 5% of the Corporation's outstanding shares. On balance, the Corporation's management team enjoys a worldwide reputation for impeccable integrity, customer focus and innovativeness, has demonstrated the ability to attract and retain top quality people for decades and clearly has ample compensation flexibility to keep executives motivated to enhance shareholder value.

     The Organization & Compensation Committee has considered the granting of performance-based stock options and sees no motivational or competitive reason to do so. The Corporation's current stock option program is of the type used by the vast majority of U.S. corporations and in particular, by the companies with which the Corporation competes for management talent. There are almost no corporations that limit stock option grants exclusively to premium-priced or indexed options. Those that use premium-priced options are a small minority of U.S. corporations. Companies that have made grants of premium-priced options have often accompanied them with traditional market values options and the financial value of the awards has frequently been higher by multiples of the values historically awarded to its executives. The Corporation sees no reason to follow this pattern.

     The Corporation grants stock options in accordance with a shareholder approved plan. Indexed stock options are not permitted under this plan because the option exercise price could fall below the market price of the stock on the grant date. When indexed options are used, the difference between the stock's market price and the option exercise price must be reflected in the quarterly earnings of the Corporation until the option is exercised. Because of this, indexed options are rare among U.S. corporations. The Committee believes that the use of indexed options depresses and artificially adds volatility to the Corporation's earnings and is not beneficial to shareholder interests.

     The Corporation feels it is important to preserve the flexibility of its compensation program so the Organization & Compensation Committee can choose incentives to best motivate the Corporation's executives. The incentives needed may change from year-to-year. The proposal would limit this flexibility.

FOR THE ABOVE REASONS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE VOTED AGAINST THE PROPOSAL UNLESS A SHAREHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

ITEM 4 -- SHAREHOLDER PROPOSAL TO AMEND THE CORPORATION'S BY-LAWS WITH RESPECT TO THE CORPORATION'S RIGHTS PLAN

We received a request from the National Retirement Fund of the Union of Needletrades, Industrial and Textile Employees, 2100 L Street, N.W., Suite 210, Washington, D.C. 20037 (the "Proponent"), the beneficial owner of 21,500 shares of our common stock, par value $1 per share (the "Common Stock"), to include the following shareholder proposal and supporting statement (collectively, the "Proposal") in this proxy statement:

     The shareholder proposal: "RESOLVED, pursuant to Section 2-9 of the New Jersey Business Corporation Act and Article X of the By-Laws of the Chubb Corporation ("Company"), the shareholders of the Company hereby amend the By-Laws to add the following Article XI which is to take effect immediately if approved:

                                      "ARTICLE XI.

                         Treatment of Shareholder Rights Plans.

        The Board of Directors shall not change the expiration date of the shareholder rights plan or adopt any new shareholder rights plan, without the approval of such actions by a majority of the votes cast at the shareholder meeting where the matter is considered. If this article is amended or rescinded by the Board of Directors, then notwithstanding anything in these bylaws to the contrary, holders of 10% of the outstanding shares may by notice to the Company secretary, call a special meeting of stockholders to be held on a date designated by such 10% holders, to vote on a proposal to repeal such action taken by the Board. Such notice shall be deemed to meet the requirements of Article III Section 4 of these By-Laws. Further, any amendment to the current shareholder rights plan extending the expiration date and any new shareholder rights plan adopted by the Board of Directors after June 12, 1999, are hereby repealed and rescinded as of the date this bylaw is adopted."

     The supporting statement. In June 1989, the Company granted one quarter of a right to purchase one one-hundredth of a share of Series A Participating Cumulative Preferred Stock for each outstanding share of Chubb common stock (a "Right"). These Rights are a type of corporate anti-takeover device commonly known as a poison pill.

          The Rights are due to expire on June 12, 1999. The Directors of the Company currently have the power to reauthorize or otherwise extend these Rights without shareholder approval.

          We believe the terms of the Rights are designed to discourage or thwart an unwanted takeover of our Company, at the expense of shareholders. Shareholders should decide whether our Company needs a poison pill and whether such a powerful tool should be used by our Board of Directors to block a takeover. We have proposed an amendment to the Company's By-Laws to give shareholders the power to make these decisions.

          If adopted, this amendment will allow shareholders to hold a referendum on any offer to acquire control of the Company. If shareholders vote that the offer is in their best interests, the Board of Directors would be required to stop using the poison pill to block the offer. Meanwhile, there would be ample time for the Board to develop superior alternatives for shareholders.

          This By-Law would have the effect of requiring the Company's Board of Directors to seek stockholder approval before renewing the existing poison pill or adopting a new poison pill. If the Board of Directors unilaterally extends the expiration date of the existing poison pill, or adopts a new plan before this By-Law is adopted, the By-Law would repeal such action by the Board.

          We urge shareholders to vote FOR this resolution.

CORPORATION'S RESPONSE

     Your Directors recommend a vote AGAINST this Proposal.

     It is well-established under the case law of the Corporation's state of incorporation, New Jersey, that by-law provisions contrary to statutory law are illegal. Since the Proposal contemplates a by-law amendment that contradicts specific provisions of the New Jersey Business Corporation Act (NJBCA), we believe (based upon the advice of outside legal counsel) that the By-Law amendment included in the Proposal would, if adopted, be invalid under New Jersey law and therefore should not be adopted.

     The NJBCA confers broad management authority on the Board of Directors of a New Jersey corporation, subject to any limitations contained in the Corporation's Certificate of Incorporation or in the NJBCA. In particular, the NJBCA provides a specific framework within which a Board of Directors may exercise broad discretion in the area of corporate takeovers. Section 14A:6-1 of the NJBCA provides that a director, in taking any action to discharge his or her fiduciary duties and, in determining what he or she reasonably believes to be in the best interests of the corporation, may consider, in addition to the effects on shareholders, the effects of such action on other constituencies including employees, suppliers, creditors, customers and the community in which the corporation operates. A director may also consider the long-term as well as short-term interests of the corporation and its shareholders, including the possibility that these interests may best be served by the continued independence of the corporation. On the basis of these considerations, if a board of directors determines that any proposal to acquire the corporation is not in the best interests of the corporation, the statute specifically provides that the board may reject such proposal and, in doing so, has no duty to facilitate, or refrain from impeding, the proposal.

     Moreover, unlike the statutory law of some other states, the NJBCA contains a provision known as a "shareholder rights plan endorsement statute" (rights plan statute). This provision explicitly embraces the right of a New Jersey corporation to adopt a shareholder rights plan and entrusts this right (and the right to fix the terms thereof) to the corporation's board of directors, unless the certificate of incorporation provides otherwise. In relevant part, the rights plan statute provides that:

     (1) Subject to any provisions . . . set forth in its certificate of incorporation . . . a corporation may create or issue . . . rights or options entitling the holders thereof to purchase from the corporation shares of any class or series for such consideration and upon such terms and conditions as may be fixed by the board. Such rights or options shall be evidenced in such manner as the board shall approve . . . A good faith judgment of the board as to the adequacy of the consideration received for such right or options is conclusive.

     (3) Notwithstanding [certain provisions of the NJBCA], and unless otherwise provided in the certificate of incorporation . . . a corporation may . . . authorize and issue rights or options which include conditions that prevent the holder of a specified percentage of the outstanding shares of the corporation . . . from exercising those rights or options or which invalidate any rights or options beneficially owned by the holder of a specified percentage of the outstanding shares of the corporation . . . Section 14A:7-7 of the NJBCA (emphasis added).

     Since the Corporation's Certificate of Incorporation does not restrict the authority of the Corporation's Board to adopt a rights plan or to fix the terms and conditions of the rights, the Board has the exclusive authority to amend the terms of the Corporation's outstanding rights plan and/or to adopt a new rights plan. Any limitation on the Board's authority in this respect must be contained in the Corporation's Certificate of Incorporation. Although the NJBCA provides that any provision required or permitted in a corporation's By-Laws may be set forth in the corporation's certificate, there is no comparable provision permitting provisions required or permitted to be set forth in the certificate of incorporation to be set forth in the By-Laws.

     On February 12, 1999, the Corporation received an opinion from our outside legal counsel, Shanley & Fisher, P.C., which supports the foregoing legal analyses and concludes that the By-Law amendment included in the Proposal would, if adopted, be invalid under New Jersey law.

     Pursuant to its authority under NJBCA and the Corporation's Certificate of Incorporation and, in light of the advice of outside legal counsel, on March 12, 1999, your Board authorized the redemption of the rights issued under the 1989 rights plan (the "1989 Plan") and adopted a new rights plan (the "1999 Plan"). Pursuant to the 1999 Plan, similar to the 1989 Plan, a dividend of one preferred stock purchase right for each outstanding share of Common Stock will be issued to the holders of record as of the close of business on March 31, 1999. If triggered, each new right would entitle its registered holder to acquire additional shares of Common Stock (or, in certain limited cases, other securities or property of the Corporation) at a substantial discount. Under the 1999 Plan, the new rights would be triggered ten days following a public announcement that a person has accumulated, or has begun a tender offer for, 20% or more of the Common Stock. The new rights will expire, unless earlier triggered, redeemed or exchanged, on March 12, 2009. Please refer to the Summary of Rights to Purchase Preferred Stock which will be mailed to shareholders on or about March 31, 1999.

     In deciding to adopt the 1999 Plan your Board considered a variety of factors. Our Corporation has never embraced the wide variety of antitakeover devices utilized by many other corporations. For example, we do not have a classified or "staggered" board of directors and there is no "fair price" provision in our charter. Similarly, New Jersey law permits 10% of the shareholders to convene special meetings upon a showing of good cause to the appropriate court. In our judgment, the 1999 Plan provides some measure of protection against potential raiders who are not willing or able to make a fair offer to our shareholders. Moreover, several reputable studies have demonstrated that the stockholders of companies with rights plans received takeover premiums higher than those received by stockholders of companies not protected by such plans. A study released in November 1997 by Georgeson & Co., a nationally recognized proxy solicitation firm, also showed that the presence of a rights plan did not increase the likelihood of defeat of a hostile takeover bid nor the withdrawal of a friendly bid and that the takeover rate was similar for companies with and without rights plans.

     There are two important differences between the 1999 Plan and the 1989
Plan.

     First, and most importantly, the 1999 plan provides for periodic review by a committee of independent directors who will evaluate whether the 1999 Plan continues to be in the best interests of the Corporation and you, our shareholders. This review will occur annually. This committee will also evaluate the plan in the event the Corporation is subject to an unsolicited takeover offer. If the committee concludes that maintaining the plan is no longer in the best interests of our shareholders or the Corporation (because, for example, the bidder is offering a fair and adequate price and has structured the offer to treat all shareholders fairly), the rights under the plan will be redeemed. This independent director review is designed to ensure that board members who are not subject to possible conflicts of interest which might arise from employment by the Corporation are satisfied that the Plan continues to serve the purposes underlying its adoption.

     Second, the 1999 Plan is triggered by the acquisition of, or commencement of a tender offer for, 20% or more of the Corporation's shares whereas the 1989 Plan had a trigger of 25%. We believe that lowering the trigger to 20% brings our plan more in line with the preponderance of rights plans adopted by major corporations.

     The Corporation has not determined what action, if any, it would take in the event that the Proposal is approved at the Annual Meeting. The Corporation reserves the right to challenge the validity of the By-Law amendment included in the Proposal in appropriate court proceedings.

FOR THE ABOVE REASONS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE VOTED AGAINST THE PROPOSAL UNLESS A SHAREHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

                  VOTING, SOLICITATION OF PROXIES, SHAREHOLDER
                           PROPOSALS AND NOMINATIONS

     The Proxy, if returned properly executed and not subsequently revoked by written notice delivered to the Secretary of the Corporation, will be voted in accordance with the choice made by the Shareholder with respect to the proposals listed thereon. If a choice is not made with respect to such proposals and authority to vote for Directors is not withheld, the Proxy will be voted in favor of the proposal to approve the selection of independent auditors for the year 1999, against the shareholder proposal regarding performance-based stock options, against the shareholder proposal to amend the Corporation's By-Laws with respect to the Corporation's rights plan and voted for the election of the Board of Director nominees as Directors as described under "Election of Directors" above.

     Under New Jersey law and the Corporation's By-Laws, each share of Common Stock outstanding on the record date is entitled to one vote at the Annual Meeting of Shareholders, and the presence in person or by proxy of the holders of shares entitled to cast a majority of the votes constitutes a quorum. Votes are tabulated by the Corporation's transfer agent using the transfer agent's automated system. Under New Jersey law, Directors are elected by a plurality of the votes cast at the meeting. Approval of the selection of independent auditors and approval of each of the shareholder proposal regarding performance-based stock options and the shareholder proposal to amend the Corporation's By-Laws as respects the Corporation's rights plan require the affirmative vote of a majority of the votes cast by Shareholders entitled to vote at the Annual Meeting. Proxies submitted with abstentions and broker non-votes are included in determining whether or not a quorum is present. Votes withheld for the election of Directors have no impact on the election of Directors, except that votes withheld may result in another individual receiving a higher number of votes. Abstentions will not be counted in tabulating the votes with respect to the approval of selection of independent auditors and the two shareholder proposals. Broker non-votes will not be counted in tabulating the votes with respect to the proposals presented to Shareholders.

     The Board of Directors is aware of no matters other than those specifically stated in the Notice of Annual Meeting which are to be presented for action at the meeting. However, should any further matter requiring a vote of the Shareholders arise, it is the intention of the persons named in the Proxy to vote the Proxy in accordance with their judgment.

     The cost of this solicitation of proxies is being borne by the Corporation. In addition to the solicitation of proxies by use of the mails, the Corporation may use the services of one or more Directors, officers or other regular employees of the Corporation (who will receive no additional compensation for their services in such solicitation) to solicit proxies personally and by telephone. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the shares held of record by such persons and the Corporation will reimburse them for reasonable expenses actually incurred by them in so doing. In addition, the Corporation has retained Georgeson & Company Inc., New York, New York, to aid in the solicitation of proxies by mail, in person and by telephone for a fee which is estimated not to exceed $25,000 plus out-of-pocket expenses.

     Proposals by Shareholders intended to be presented at the 2000 Annual Meeting must be received by the Corporation no later than November 25, 1999 in order to be qualified for inclusion in the Corporation's Proxy Statement and form of proxy for such meeting. Under the Corporation's By-Laws, proposals intended to be presented at an Annual Meeting without inclusion in the Corporation's Proxy Statement for the meeting, and/or nominations of persons for election as directors at an Annual Meeting, may be made by a stockholder who was a stockholder of record at the time of the giving of notice to the Corporation of such proposal or nomination, who is entitled to vote at such Annual Meeting and who complies with the notice procedures set forth in the Corporation's By-Laws. For such business and/or nominations to be properly brought before an Annual Meeting, written notice thereof shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not less than 90 nor more than 120 days prior to the first anniversary of the preceding year's Annual Meeting. Such notice shall set forth (A) as to such business that the stockholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting, any material interest of such stockholder in such business and the beneficial owner, if any, on whose behalf the proposal is made, (B) as to each person whom the stockholder proposes to nominate for election as a director, all information relating to such person that would be required to be disclosed in a solicitation of proxies for the election of such person as a director pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person's written consent to being named in the Proxy Statement as a nominee and to serving as a director if so elected); and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal or nomination is made (1) the name and address of such stockholder, as they appear on the Corporation's books, and of such beneficial owner and (2) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner.

     A copy of Article III, Section 10, of the Corporation's By-Laws, which covers the foregoing matters, is available without charge to stockholders of record upon written request to the Corporation at its principal executive offices, attention: Henry G. Gulick, Vice President and Secretary, 15 Mountain View Road, P.O. Box 1615, Warren, New Jersey 07061-1615.

                      By order of the Board of Directors,

                                          HENRY G. GULICK
                                             Vice President and Secretary

March 24, 1999

                             THE CHUBB CORPORATION
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     OF THE CORPORATION FOR THE ANNUAL MEETING TO BE HELD ON APRIL 27, 1999

P   The undersigned shareholder of THE CHUBB CORPORATION (the "Corporation")
R   acknowledges receipt of the Notice of the Annual Meeting of Shareholders
O   and Proxy Statement each dated March 24, 1999 and the undersigned revokes
X   all prior proxies and appoints DEAN R. O'HARE, HENRY G. GULICK and PHILIP
Y J. SEMPIER, and each of them, proxies for the undersigned to vote all shares of Common Stock of the Corporation, which the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held at 15 Mountain View Road, Warren, New Jersey at 11:00 a.m. on April 27, 1999 and any adjournment or postponement thereof, on all matters coming properly before said meeting.

    On matters for which you do not specify a choice, your shares will be voted in accordance with the recommendation of the Board of Directors.

    Nominees for the Election of Directors are:

    1. Zoe Baird              9. Thomas C. MacAvoy
    2. John C. Beck          10. Dean R. O'Hare
    3. Sheila P. Burke       11. Warren B. Rudman
    4. James I. Cash, Jr.    12. Sir David G. Scholey, CBE
    5. Percy Chubb, III      13. Raymond G. H. Seitz
    6. Joel J. Cohen         14. Lawrence M. Small
    7. James M. Cornelius    15. James M. Zimmerman
    8. David H. Hoag

                 PLEASE MARK, SIGN, DATE AND RETURN PROXY CARD
                      PROMPTLY USING THE ENCLOSED ENVELOPE.
                                                                  -----------
                                                                  SEE REVERSE
                                                                      SIDE
                                                                  -----------

    Please mark your
[X] votes as in this                                                       1816
    example.

WHEN PROPERLY EXECUTED THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSALS 3 AND 4.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" BOARD PROPOSALS 1 AND 2

                                       FOR              WITHHELD

1. Election of Directors               / /                / /
   (see reverse)


To withhold authority to vote for any nominee, specify name below:



_________________________________________________________________

2. On independent accountants          FOR             AGAINST        ABSTAIN

                                       / /               / /            / /

             THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THE
                        FOLLOWING SHAREHOLDER PROPOSALS.

                                       FOR             AGAINST        ABSTAIN

3. Shareholder Proposal that all
   future Stock Option grants to       / /               / /            / /
   senior executives shall be
   performance-based.

                                       FOR             AGAINST        ABSTAIN


4. Shareholder Proposal to amend
   the Corporation's By-Laws with      / /               / /            / /
   respect to the Corporation's
   Rights Plan.




SIGNATURE(S)_________________________________________________ DATE______________
When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signer is a corporation, sign the full corporate name by duly authorized offer.